Exhibit 99.1

Biora Therapeutics Undertakes Chapter 11 Sale Process to Position Business for Future Growth

Sale process will help enable next stage of product development

Secures up to $10.25 million in new financing to support ongoing business operations

SAN DIEGO, December 30, 2024 – Biora Therapeutics, Inc. (“Biora” or the “Company”), a biotech company developing smart pill-based therapeutic platforms, today announced it has reached an agreement with certain of its prepetition creditors (the “Lenders”) to provide financing to support a chapter 11 sale process, which will ultimately lead to a strengthened balance sheet and help enable it to launch its next stage of product development. To effectuate the transaction, the Company has filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code in the District of Delaware.

Throughout this process, Biora expects to operate its business as usual and in the ordinary course as the Lenders have agreed to provide the Company with a debtor in possession financing facility of up to $10.25 million, subject to Court approval. This funding is expected to allow Biora to meet its obligations arising during the chapter 11 case to vendors, suppliers, employees and other stakeholders as it pursues a court-supervised sale process.

Biora intends to file a motion requesting approval of a marketing and sale process (the “Bid Procedures Motion”). The sales process is expected to occur on an expedited timeline which will help minimize any potential adverse impact on the Company’s operations, vendors, and employees and allow it to quickly emerge from the sale in a position to continue the clinical development of its products. The Bid Procedures Motion will facilitate a competitive bidding process under section 363 of the Bankruptcy Code, designed to achieve the highest or otherwise best value for Biora and its stakeholders. The Lenders have agreed to serve as a stalking horse bidder for the Company’s assets.

“This path will help allow us to focus on the BioJet and NaviCap platforms which we believe continue to make tremendous progress. We are happy that the Lenders recognize this progress and have showed their confidence by financing the process as we continue the development of our programs,” said Adi Mohanty, Chief Executive Officer of Biora Therapeutics.

The Company has filed customary motions with the court to authorize ongoing operations, including the timely, uninterrupted payment of employee wages, salaries, and benefits. Biora intends to pay vendors and suppliers in full under normal terms for goods and services provided during the chapter 11 case. The Company expects these motions to be approved in the coming days.

Court filings and other information regarding Biora’s court-supervised process is available at cases.ra.kroll.com/biora. The Company has set up an information line to answer questions about this announcement, which can be reached by calling 1-877-329-1873 (toll-free U.S. calls) or 1-646-817-8535 (international).

McDermott Will & Emery is Biora’s legal counsel, MTS Health Partners is its investment banker, and Evora Partners, LLC is its restructuring advisor.

About Biora Therapeutics

Biora Therapeutics is a clinical-stage biotech company developing two smart pill-based therapeutics platforms: the NaviCap™ platform for colon-targeted treatment of IBD, designed to improve patient outcomes through treatment at the site of disease in the gastrointestinal tract, and the BioJet™ platform for oral delivery of large molecules, designed to replace injection with needle-free delivery. For more information, visit bioratherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the Company’s business and balance sheet strength, profitability, continued product development, advancement of its strategy, ability to continue operating its business, make timely payments and meet its obligations to vendors, suppliers, employees and other stakeholders, ability to maintain its workforce, and ability to implement the restructuring pursuant to the Chapter 11 cases and plan of reorganization, including the timetable of completing such transactions, if at all. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the Company’s ability to obtain Court approval with respect to motions in the Chapter 11 cases; the effects of the Chapter 11 cases on the Company and on the interests of its constituents; the length of time the Company will operate under the Chapter 11 cases; the potential adverse effects of the Chapter 11 cases on the Company’s liquidity and results of operations and increased legal and other professional costs necessary to effect the Chapter 11 sale process; the potential risks associated with trading on the OTC Market, including liquidity constraints and limited regulatory oversight; risks related to the Company’s indebtedness that may restrict its current and future operations; and the Company’s ability to continue as a going concern. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. All forward-looking statements speak only as of the date made, and the Company disclaims any obligation to update any of these statements, even if subsequent events cause our views to change. The Company therefore cautions readers against relying on these forward-looking statements and they should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media Contact

media@bioratherapeutics.com